EXHIBIT 10.2

Management Incentive Bonus Plan FY2015

The Management Incentive Bonus Plan (“MIBP”) is the executive bonus plan for all executives. The plan includes two key performance targets for ARI, Adjusted EBITDA and Recurring Revenue (“RR”), each worth 50% of the total on target bonus potential.  Based on the company’s performance in those two areas, the following Grids dictate the ultimate payout of the MBO bonus as a percentage:

Management Bonus Grid FY 2015

			Incremental
Recurring Revenue Growth:	% of plan	payout %	Increase

1st break	70%	50.00%	1.5
2nd break	80%	65.00%	2
3rd break	90%	90.00%	1
4th break	100%	110%	2
5th break	110%	120%	3
6th break	>120%	see note 1

			Incremental
Adjusted EBITDA Growth:	% of plan	payout %	Increase

1st break	70%	50.00%	1.5
2nd break	80%	65.00%	2
3rd break	90%	90.00%	1
4th break	100%	110.00%	2
5th break	110%	120.00%	3
6th break	>120%	see note 1

Note 1:  >120% payment % is at Compensation Committee discretion for Executives; CEO for non‐executives.

Note 2:  No bonus earned for specific target if actual results for that target are < 70% achievement.

Note 3:  >100% multiplier earned only if achievement is at least 100% on both targets.

Note 4:  >120% payment % is at Compensation Committee discretion for Executives; CEO for non‐executives.

Equity Performance Bonus Plan FY2015

The LTEB is administered by the Compensation Committee. All Awards require the approval of the ARI Board of Directors.

Purpose:

•The purpose of this new program is to better serve shareholder interests by aligning executive and key employee compensation with shareholder value.

Program Features:

•The program involves the grant of Restricted Stock that is subject to vesting based on stock price performance.

•The program will utilize four stock target prices that determine vesting.

•Achievement of the target stock prices will be based on the 30 day volume weighted average price (VWAP).

•When the 30 day VWAP of ARI’s Common Stock equals or exceeds a target stock price, a certain percentage of the granted Restricted Stock will vest.

•The four target stock prices are: $6.00, $7.00, $8.00, and $9.00.

•30%, 20%, 20%, and 30%, respectively, of the Restricted Stock Award will vest when and if the target stock prices are achieved.

•A target price must be reached within a four year period starting on the date of grant for any Restricted Stock to vest.  All unvested Restricted Stock will be forfeited when the four year period expires.

•If termination (for any reason) occurs prior to the end of the four year period, all unvested shares of Restricted Stock will be forfeited.

•Upon a Change of Control, portion of the shares of Restricted Stock will become automatically vested.  The portion of the award that will vest is the percentage of shares that would vest if the target stock price was achieved at the next highest level above the selling stock price of ARI Stock in a Change of Control.  For example, if the selling price of ARI Stock in a Change of Control equals $6.50, the percentage of shares that would vest at the next highest target stock price of $7.00 would be up to 50% (only 20% if the first 30% had already vested prior to the Change of Control as a result of an earlier achievement of the first $6.00 target stock price).  Upon the Change of Control event, the $6.00 tranche would vest if it had not yet vested.   Any unvested shares of Restricted Stock that do not vest under this formula will be forfeit immediately after a Change of Control.

Tax Administration:

•No Section 83(b) Election is required under this program and ARI will not allow a participant to convert unvested shares into cash at grant if the participant electively chooses to make a Section 83(b) election.

•Except as otherwise provided by the Compensation Committee at time of vesting , ARI will allow a participant to use share withholding upon the vesting of Restricted Stock to satisfy any income and employment tax withholding obligations.

Holding Period for Stock:

•Participants must be required to hold 50% of any vested shares for as long as they are employees of the Corporation, after taking into account any shares used for tax withholding.  For clarification purposes, 50% will be calculated net of shares applied to satisfy tax obligations.

Identified Participants:

•Individuals will be identified and recommended for participation by the CEO. Participants must be employees in good standing at the discretion of the CEO.  Each individual will receive an initial grant of 110,000 shares of Restricted Stock.

Connection to Equity Incentive Plan:

•Awards of Restricted Stock are to be made out of the ARI Network Services, Inc. 2010 Equity Incentive Plan (the “Equity Plan”) and, except as described above, shall be subject to the terms and conditions of the Equity Plan.